Exhibit 99.1

MedCAREERS GROUP, Inc. Provides Updates Regarding
Recent Funding, Recent Events and Plans Moving Forward

Dallas, Texas – April 1, 2013 – MedCAREERS GROUP, Inc. (“MCGI” or the “Company”)(OTC:MCGI.PK), a development stage company,  today provided an update regarding recent funding activities related to the Company, the Company’s operations and the Company’s plans moving forward.

In January 2013 an existing shareholder of the Company subscribed for 2,000,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $0.12 per share and a term of five years, for an aggregate of $200,000 or $0.10 per unit.  The warrant is redeemable if at any time following July 1, 2013 the closing price for the Company’s common stock is greater than or equal to $0.40 per share (as adjusted for any recapitalization) for a period of twenty (20) consecutive trading days for a redemption price of $0.001 per warrant share.

With the proceeds from the sale of the units, the Company began the upgrade of www.nurseslounge.com, a professional network for nurses, operated by the Company’s wholly-owned subsidiary Nurses Lounge, Inc. (“Nurses Lounge”). The upgrades, being completed primarily by the Company’s service provider Oracle, include an updated navigation bar in the style similar to LinkedIn and Facebook, as well as various other cosmetic changes. The upgrade also moves the network to a newer platform that will allow greater analytics and marketing segmentation capabilities of membership.

Additionally, the upgrade will create a single sign-in within the nursing job board and specialty job site for nursing faculty. When complete, non-network member nurses will still be able to search and see detailed job postings but will need to be a network member in order to apply for jobs. Management believes this will greatly increase network membership at no additional cost.

With this up-grade complete, Nurses Lounge plans to look to build an independent regional marketing team to expand network membership among schools, associations and employers and build revenue.

Nurses Lounge also announced they will be exhibiting at the National Students Nurse Association Conference in Charlotte, NC April 4th-6th as well as the American Association of Colleges of Nursing 2013 Hot Issues Conference in St Louis, MO on April 11th and 12th. The NSNA Conference is expected to draw over 3,500 students, faculty and RNs and the Hot Issues Conference is planned to be attended by over 200 nursing school deans, directors, associate deans and faculty from across the country.

Moving forward, the Company plans to use the funds raised as described above to take steps to complete and file its deficient filings with the Securities and Exchange Commission and to become current in its filings and obtain the quotation of its common stock on the Over-The-Counter Bulletin Board or OTCQB.

About Nurses Lounge, Inc.

The Nurses Lounge is professional network for nurses created foremost to organize and standardize the distribution of news and information produced by nursing organizations such as schools, associations and employers to the nursing profession.  As such nurses are able to stay informed and connected to the organizations and colleagues important to them while maintaining an online professional profile distinct from their social profile and connections to friends and family.

Built on an advanced networking technology platform, nursing schools additionally benefit by the ability to keep students connected to their schools long after graduation while effortlessly building and maintaining a strong and active alumni program.

Nurse associations utilize our network to simplify and manage their member communications and to add online professional networking amongst members that in turn builds a more active and stronger association.

Major nurse employer’s benefit from brand building, recruiting and utilizing the network functionality to create a turnkey employee referral program.

Participation in the network is free of charge for nurses and organizations such as schools and associations. Employers pay a small annual fee to participate.

As the network grows, Nurses Lounge expects to create a diversified revenue model which will include a national nursing job board, targeted advertising and continuing education offerings to name a few.

About MedCAREERS GROUP, Inc.

MedCAREERS GROUP, Inc.'s focus is to develop and build value through its wholly-owned subsidiary Nurses Lounge, Inc. (www.nurseslounge.com), an online professional network and communication source for nurses and organizations connected to the nursing community.

Tim Armes, the President and CEO of MedCAREERS GROUP, Inc., and founder of Nurses Lounge, has over 20 years in the job board industry including being the founder of jobs.com that he built into one of the top 5 job boards.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product or services development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct (i) its own forward-looking statements, except as required by law, or (ii) those prepared by third parties that are not paid for by the Company.

Contact:

Tim Armes, CEO 972-393-5892